DocuSign Envelope ID: CC0A7807-14DE-458B-957F-387E41E7BA02

RESIGNATION OF OFFICE

TO: PEDRO’S LIST, INC. (PDRO) FROM: ANDREW BIRNBAUM

RE: RESIGNATION AS OFFICER & DIRECTOR DATE: FEBRUARY 27, 2024

I, ANDREW BIRNBAUM, hereby tender my resignation from my positions as the Chief Executive Officer, President, Secretary, Chief Financial Officer, Treasurer and Director of Pedro’s List, Inc., a Nevada corporation, (the “Corporation”), effective as of March 1, 2024.

In connection with said resignation, I hereby irrevocably and unconditionally release, and forever discharge the Corporation and its officers, directors, employees, agents, representatives and affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Related Entities”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, whether presently known or unknown, which I may have or claim to have against any of the Related Entities as of the date hereof.

Furthermore, I hereby confirm that as of the date hereof, neither the undersigned nor any Related Entity of the undersigned has any interest, direct or indirect, in any shares of capital stock or other equity in the Corporation or has any other direct or indirect interest in any tangible or intangible property which the Corporation uses or has used in the business conducted by the Corporation, or has any direct or indirect outstanding indebtedness to or from the Corporation, or related, directly or indirectly, to its assets.

ANDREW BIRNBAUM

My resignation from such positions with the Corporation is not the result of any disagreements between myself and the management of the Corporation relating to the Corporation's operations, policies or practices.